                                                                 Exhibit (l)(14)

                               PURCHASE AGREEMENT


     The Galaxy Fund, a Massachusetts business trust (the "Trust"), and PFPC Distributors, Inc., a Massachusetts corporation ("PFPC Distributors"), hereby agree with each other as follows:

          1. The Trust hereby offers PFPC Distributors and PFPC Distributors hereby purchases (a) one (1) Class RR - Series I share, one (1) Class RR - Series 2 share and one (1) Class RR - Series 3 share, each such share representing an interest in the Trust's Pennsylvania Municipal Bond Fund, at a purchase price of $_______ per share, $________ per share and $_______ per share, respectively, (b) one (1) Class SS - Series 1 share, one (1) Class SS - Series 2 share and one (1) Class SS - Series 3 share, each such share representing an interest in the Trust's Large Cap Value Fund, at a purchase price of $_______ per share, $________ per share and $_______ per share, respectively, and (c) one (1) Class TT - Series 1 share, one (1) Class TT - Series 2 share and one (1) Class TT - Series 3 share, each such share representing an interest in the Trust's Large Cap Growth Fund, at a purchase price of $_______ per share, $________ per share and $_______ per share, respectively, aggregating to nine (9) shares of beneficial interest in the Trust (such shares of beneficial interest in the Trust being hereinafter collectively known as "Shares"). PFPC Distributors hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from PDI of funds in the amount of $______ in full payment for the Shares.

          2. PFPC Distributors represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          3.     The names "The Galaxy Fund" and "Trustees of The Galaxy
Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the _____ day of _______, 2001.

                                      THE GALAXY FUND


                                      By: ___________________
                                            John T. O'Neill
                                            President


                                      PFPC DISTRIBUTORS, INC.


                                      By: ___________________
                                             President